Exhibit 99.1
Wintrust Financial Corporation
9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018
News Release

FOR IMMEDIATE RELEASE	July 17, 2024
FOR MORE INFORMATION CONTACT:
Timothy S. Crane, President & Chief Executive Officer
David A. Dykstra, Vice Chairman & Chief Operating Officer
(847) 939-9000
Web site address: www.wintrust.com

Wintrust Financial Corporation Reports Record Year-to-Date Net Income

ROSEMONT, ILLINOIS – Wintrust Financial Corporation (“Wintrust”, “the Company”, “we” or “our”) (Nasdaq: WTFC) announced record net income of $339.7 million or $5.21 per diluted common share for the first six months of 2024 compared to net income of $334.9 million or $5.18 per diluted common share for the same period of 2023. Pre-tax, pre-provision income (non-GAAP) for the first six months of 2024 totaled a record $523.0 million, compared to $506.5 million in the first six months of 2023.

The Company recorded quarterly net income of $152.4 million or $2.32 per diluted common share for the second quarter of 2024 compared to net income of $187.3 million or $2.89 per diluted common share for the first quarter of 2024. Pre-tax, pre-provision income (non-GAAP) totaled $251.4 million as compared to $271.6 million for the first quarter of 2024, with the majority of the decrease attributable to the net gain of $19.3 million on the sale of the Company’s Retirement Benefit Advisors (“RBA”) division in the first quarter of 2024.

Timothy S. Crane, President and Chief Executive Officer, commented, “We are pleased with our record net income for the first half of 2024 and record quarterly net interest income. Robust loan and deposit growth coupled with a stabilizing margin drove our strong second quarter results. Pre-tax, pre-provision income (non-GAAP) also set the Company’s record for the first half of 2024 and we believe we are well-positioned for strong financial performance as we continue our momentum into the second half of the year.”

Additionally, Mr. Crane noted, “Net interest margin in the second quarter was within our expected range, decreasing seven basis points as compared to the first quarter of 2024. We expect the combination of a stable net interest margin and balance sheet growth to result in continued net interest income growth over the next few quarters. Focusing on growth of net interest income, disciplined expense control and maintaining our consistent credit standards should lead to increasing our long-term franchise value.”

Highlights of the second quarter of 2024:
Comparative information to the first quarter of 2024, unless otherwise noted

•Total loans increased by approximately $1.4 billion, or 13% annualized. Adjusting for the impact of a loan sale transaction of property and casualty insurance premium finance receivables during the second quarter of 2024, total loans would have increased $2.1 billion, or 20% annualized.
•Total deposits increased by approximately $1.6 billion, or 14% annualized.
•Total assets increased by $2.2 billion, or 15% annualized.
•Net interest margin decreased by seven basis points to 3.50% (3.52% on a fully taxable-equivalent basis, non-GAAP) during the second quarter of 2024.
◦Net interest income increased to $470.6 million in the second quarter of 2024 compared to $464.2 million in the first quarter of 2024, primarily due to average earning asset growth.
•Non-interest income was impacted by the following:
◦Net losses on investment securities totaled $4.3 million in the second quarter of 2024 related to changes in the value of equity securities as compared to net gains of $1.3 million in the first quarter of 2024.

◦Favorable net valuation adjustments related to certain mortgage assets totaled $1.4 million in the second quarter of 2024 compared to favorable net valuation adjustments of $2.4 million in the first quarter of 2024.
•Non-interest expense was impacted by the following:
◦Occupancy expenses of $1.9 million in the second quarter of 2024 related to an unrealized loss associated with the anticipated sale of a branch facility.
◦Approximately $532,000 of professional fees related to the pending acquisition of Macatawa Bank Corporation in the second quarter of 2024 as compared to approximately $392,000 recorded in the first quarter of 2024.
•Provision for credit losses totaled $40.1 million in the second quarter of 2024 as compared to a provision for credit losses of $21.7 million in the first quarter of 2024.

Mr. Crane noted, “Net loan growth during the second quarter totaled $1.4 billion, or 13% on an annualized basis. We are pleased with our diversified loan growth across all major loan types. We were able to achieve this growth net of our election to sell property and casualty insurance premium finance receivables that reduced total outstanding loans at the end of the second quarter by approximately $698 million. Deposit growth in the second quarter of 2024 was utilized to fund our robust loan growth as deposits increased by approximately $1.6 billion, or 14% on an annualized basis. Non-interest bearing deposits remained 21% of total deposits at the end of the second quarter of 2024 and increased $123.3 million compared to the first quarter of 2024. We continue to leverage our customer relationships and market positioning to generate deposits, grow loans and build long term franchise value. Despite the slightly lower net interest margin during the current period, we generated record quarterly net interest income as we continued to grow earning assets.”

Commenting on credit quality, Mr. Crane stated, “As anticipated, we are observing some gradual normalization in our credit metrics. Net charge-offs totaled $30.0 million, or 28 basis points of average total loans on an annualized basis, in the second quarter of 2024 and were spread primarily across the commercial, commercial real estate and property and casualty premium finance receivables portfolios. This compared to net charge-offs totaling $21.8 million, or 21 basis points of average total loans on an annualized basis, in the first quarter of 2024. Non-performing loans totaled $174.3 million, or 0.39% of total loans, at the end of the second quarter of 2024 compared to $148.4 million, or 0.34% of total loans, at the end of the first quarter of 2024. Levels of loans classified as special mention and substandard remained consistent with levels reported at the end of the first quarter of 2024. We continue to be conservative and proactive in reviewing credit and maintaining our consistently strong credit standards. The allowance for credit losses on our core loan portfolio as of June 30, 2024 was approximately 1.52% of the outstanding balance, an increase of one basis point compared to March 31, 2024 (see Table 11 for additional information). We believe that the Company’s reserves remain appropriate and we remain diligent in our review of credit.”

In summary, Mr. Crane noted, “We are very pleased with our record start to the year. Momentum continues as our substantial loan growth in the second quarter creates positive revenue momentum moving forward as period-end loan balances exceeded averages. Regulatory approval of our previously announced acquisition of Macatawa Bank Corporation in Michigan was received June 17, 2024. Completion of the acquisition remains subject to approval by Macatawa’s shareholders at a meeting to be held on July 31, 2024, as well as the satisfaction of the other customary closing conditions set forth in the merger agreement. We remain excited for the opportunity to expand into Michigan with Macatawa’s committed management team and reputable bank exhibiting excess liquidity, pristine asset quality and low-cost core deposits.”

The graphs below illustrate certain financial highlights of the second quarter of 2024 as well as historical financial performance. See “Supplemental Non-GAAP Financial Measures/Ratios” at Table 18 for additional information with respect to non-GAAP financial measures/ratios, including the reconciliations to the corresponding GAAP financial measures/ratios.

Net Income
$ in Millions
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
$154.8
$164.2
$123.5
$187.3
$152.4
Q2 2023
Q3 2023
Q4 2023
Q1 2024
Q2 2024

Pre-tax income, excluding provision for credit losses (non-GAAP)
$ in Millions
$300
$280
$260
$240
$220
$200
$180
$160
$140
$120
$100
$239.9
$244.8
$208.2
$271.6
$251.4
Q2 2023
Q3 2023
Q4 2023
Q1 2024
Q2 2024

Pre-tax income, excluding provision for credit losses (non-GAAP) - Q2 2024 compared to Q1 2024
$ in Millions
$300
$280
$260
$240
$220
$200
$180
$160
$271.6
$6.4
$(5.6)
$(19.3)
$5.5
$5.2
$(4.4)
$(8.0)
$251.4
Q1 2024
Net Interest Income
Losses on Investment Securities, Net
RBA* Net Gain on Sale Impact
All Other Non-Interest Income
FDIC Special Assessment Impact
Advertising and Marketing
All Other Non-Interest Expense
Q2 2024

*Retirement Benefits Advisors

Net Interest Income and Net Interest Margin ("NIM")
$500
$450
$400
$350
$300
$250
$200
$150
$ in Millions
4.50%
4.00%
3.50%
3.00%
2.50%
2.00%
$447.5
$462.4
$470.0
$464.2
$470.6
3.66%
3.62%
3.64%
3.59%
3.52%
3.64%
3.60%
3.62%
3.57%
3.50%
Q2 2023
Q3 2023
Q4 2023
Q1 2024
Q2 2024
NIM (GAAP)
NIM (non-GAAP)
Net Interest Income

Total Assets
$ in Billions
$60.0
$58.0
$56.0
$54.0
$52.0
$50.0
$48.0
$46.0
$44.0
$42.0
$40.0
$54.3
$55.6
$56.3
$57.6
$59.8
Q2 2023
Q3 2023
Q4 2023
Q1 2024
Q2 2024

Total Loans
$ in Billions
$46.0
$44.0
$42.0
$40.0
$38.0
$36.0
$34.0
$32.0
$30.0
$28.0
$26.0
$41.0
$41.4
$42.1
$43.2
$44.7
Q2 2023
Q3 2023
Q4 2023
Q1 2024
Q2 2024

Total Deposits
$ in Billions
$50.0
$48.0
$46.0
$44.0
$42.0
$40.0
$38.0
$36.0
$34.0
$32.0
$44.0
$45.0
$45.4
$46.5
$48.0
Q2 2023
Q3 2023
Q4 2023
Q1 2024
Q2 2024

Non-Performing Assets as a percentage of Total Assets
1.00%
0.75%
0.50%
0.25%
0.00%
0.22%
0.26%
0.27%
0.28%
0.32%
Q2 2023
Q3 2023
Q4 2023
Q1 2024
Q2 2024

Annualized Quarterly Net Charge-Offs as a percentage of Average Total Loans
1.00%
0.75%
0.50%
0.25%
0.00%
0.17%
0.08%
0.14%
0.21%
0.28%
Q2 2023
Q3 2023
Q4 2023
Q1 2024
Q2 2024

SUMMARY OF RESULTS:

BALANCE SHEET

Total assets increased $2.2 billion in the second quarter of 2024 as compared to the first quarter of 2024. Total loans increased by $1.4 billion as compared to the first quarter of 2024. The increase in loans was diversified across nearly all loan portfolios. Adjusting for the impact of a loan sale transaction of property and casualty insurance premium finance receivables during the second quarter of 2024, total loans would have increased $2.1 billion, or 20% annualized.

Total liabilities increased by $2.1 billion in the second quarter of 2024 as compared to the first quarter of 2024 primarily due to a $1.6 billion increase in total deposits. Non-interest bearing deposits as a percentage of total deposits was 21% at both June 30, 2024 and March 31, 2024. The Company's loans to deposits ratio ended the quarter at 93.0%.

For more information regarding changes in the Company’s balance sheet, see Consolidated Statements of Condition and Table 1 through Table 3 in this report.

NET INTEREST INCOME

For the second quarter of 2024, net interest income totaled $470.6 million, an increase of $6.4 million as compared to the first quarter of 2024. The $6.4 million increase in net interest income in the second quarter of 2024 compared to the first quarter of 2024 was primarily due to a $1.9 billion increase in average earning assets partially offset by a seven basis point decrease in the net interest margin.

Net interest margin was 3.50% (3.52% on a fully taxable-equivalent basis, non-GAAP) during the second quarter of 2024 compared to 3.57% (3.59% on a fully taxable-equivalent basis, non-GAAP) during the first quarter of 2024. The net interest margin decrease as compared to the first quarter of 2024 was primarily due to a 21 basis point increase in the rate paid on interest-bearing liabilities. This decrease was partially offset by a 12 basis point increase in yield on earning assets and a two basis point increase in the net free funds contribution. The 21 basis point increase on the rate paid on interest-bearing liabilities in the second quarter of 2024 as compared to the first quarter of 2024 was primarily due to a 25 basis point increase in the rate paid on interest-bearing deposits. The 12 basis point increase in the yield on earning assets in the second quarter of 2024 as compared to the first quarter of 2024 was primarily due to a 10 basis point expansion on loan yields and 11 basis point increase in yield on liquidity management assets.

For more information regarding net interest income, see Table 4 through Table 8 in this report.

ASSET QUALITY

The allowance for credit losses totaled $437.6 million as of June 30, 2024, an increase of $10.1 million compared to $427.5 million as of March 31, 2024. A provision for credit losses totaling $40.1 million was recorded for the second quarter of 2024 as compared to $21.7 million recorded in the first quarter of 2024. For more information regarding the allowance for credit losses and provision for credit losses, see Table 11 in this report.

Management believes the allowance for credit losses is appropriate to account for expected credit losses. The Current Expected Credit Losses accounting standard requires the Company to estimate expected credit losses over the life of the Company’s financial assets as of the reporting date. There can be no assurances, however, that future losses will not significantly exceed the amounts provided for, thereby affecting future results of operations. A summary of the allowance for credit losses calculated for the loan components in each portfolio as of June 30, 2024, March 31, 2024, and December 31, 2023 is shown on Table 12 of this report.

Net charge-offs totaled $30.0 million in the second quarter of 2024, as compared to $21.8 million of net charge-offs in the first quarter of 2024. Net charge-offs as a percentage of average total loans were 28 basis points in the second quarter of 2024 on an annualized basis compared to 21 basis points on an annualized basis in the first quarter of 2024. For more information regarding net charge-offs, see Table 10 in this report.

The Company’s delinquency rates remain low and manageable. For more information regarding past due loans, see Table 13 in this report.

Non-performing assets totaled $194.0 million and comprised 0.32% of total assets as of June 30, 2024, as compared to $162.9 million, or 0.28% of total assets, as of March 31, 2024. Non-performing loans totaled $174.3 million and comprised 0.39% of total loans at June 30, 2024, as compared to $148.4 million and 0.34% of total loans at March 31, 2024. The increase in the second quarter of 2024 was primarily due to an increase in certain credits within the commercial and commercial real estate portfolios becoming nonaccrual. For more information regarding non-performing assets, see Table 14 in this report.

Though these credit metrics increased during the period, net charge-offs as a percentage of average total loans and non-performing loans as a percentage of total loans remained at relatively low levels in the second quarter of 2024.

NON-INTEREST INCOME

Wealth management revenue was relatively stable in the second quarter of 2024 as compared to the first quarter of 2024. Wealth management revenue is comprised of the trust and asset management revenue of The Chicago Trust Company and Great Lakes Advisors, the brokerage commissions, managed money fees and insurance product commissions at Wintrust Investments and fees from tax-deferred like-kind exchange services provided by the Chicago Deferred Exchange Company.

Mortgage banking revenue increased by $1.5 million in the second quarter of 2024 as compared to the first quarter of 2024 primarily due to $1.6 million higher production revenue from increased mortgage production as well as a favorable adjustment to the Company’s held-for-sale portfolio of early buy-out exercised loans guaranteed by U.S. government agencies, which are held at fair value, of $642,000 in the second quarter of 2024 compared to a $2.2 million unfavorable adjustment in the first quarter of 2024. This was partially offset by a $105,000 favorable valuation adjustment to the fair value of mortgage servicing rights, net of servicing hedge, in the second quarter of 2024 compared to a $5.0 million favorable adjustment in the first quarter of 2024. The Company monitors the relationship of these assets and seeks to minimize the earnings impact of fair value changes. For more information regarding mortgage banking revenue, see Table 16 in this report.

The Company recognized $4.3 million in net losses on investment securities in the second quarter of 2024 as compared to $1.3 million in net gains in the first quarter of 2024. The change from period to period was primarily the result of higher losses on the Company’s equity investment securities in the second quarter of 2024.

Fees from covered call options decreased by $2.8 million in the second quarter of 2024 as compared to the first quarter of 2024. The Company has typically written call options with terms of less than three months against certain U.S. Treasury and agency securities held in its portfolio for liquidity and other purposes. Management has entered into these transactions with the goal of economically hedging security positions and enhancing its overall return on its investment portfolio. These option transactions are designed to mitigate overall interest rate risk and do not qualify as hedges pursuant to accounting guidance.

Other income decreased by $13.0 million in the second quarter of 2024 compared to the first quarter of 2024 primarily due to a $20.0 million gain related to the sale of the RBA division within the wealth management business recognized in the first quarter of 2024. This was partially offset by a favorable adjustment to the Company’s held-for-investment portfolio of early buy-out exercised loans guaranteed by U.S. government agencies, which are held at fair value, of $1.0 million when compared to the first quarter of 2024, as well as less unfavorable foreign currency remeasurement adjustments when compared to the first quarter of 2024 and realized gains from the sale of certain loans during the second quarter of 2024.

For more information regarding non-interest income, see Table 15 in this report.

NON-INTEREST EXPENSE

Salaries and employee benefits expense increased by $3.4 million in the second quarter of 2024 as compared to the first quarter of 2024. The $3.4 million increase is primarily related to higher incentive compensation expense due to elevated commissions from increased mortgage production as well as higher salaries due to a full quarter of the Company’s annual merit increase.

Advertising and marketing expenses in the second quarter of 2024 totaled $17.4 million, which is a $4.4 million increase as compared to the first quarter of 2024, primarily due to an increase in seasonal sports sponsorship costs. Marketing costs are incurred to promote the Company’s brand, commercial banking capabilities and the Company’s various products, to attract loans and deposits and to announce new branch openings as well as the expansion of the Company’s non-bank businesses. The level of marketing expenditures depends on the timing of sponsorship programs utilized which are determined based on the market area, targeted audience, competition and various other factors. Generally, these expenses are elevated in the second and third quarters of each year.

FDIC insurance, including amounts accrued for estimated special assessments, decreased $4.1 million in the second quarter of 2024 as compared to the first quarter of 2024. This was primarily the result of a $5.2 million accrual recognized in the first quarter of 2024 for estimated amounts owed as a result of the FDIC special assessment on uninsured deposits in response to certain bank failures occurring in 2023. The Company recognized no such special assessment in the second quarter of 2024.

For more information regarding non-interest expense, see Table 17 in this report.

INCOME TAXES

The Company recorded income tax expense of $59.0 million in the second quarter of 2024 compared to $62.7 million in the first quarter of 2024. The effective tax rates were 27.90% in the second quarter of 2024 compared to 25.07% in the first quarter of 2024. The effective tax rates were partially impacted by the tax effects related to share-based compensation which fluctuate based on the Company’s stock price and timing of employee stock option exercises and vesting of other share-based awards. The Company recorded net excess tax benefits of $16,000 in the second quarter of 2024, compared to net excess tax benefits of $4.4 million in the first quarter of 2024 related to share-based compensation.

BUSINESS UNIT SUMMARY

Community Banking

Through its community banking unit, the Company provides banking and financial services primarily to individuals, small to mid-sized businesses, local governmental units and institutional clients residing primarily in the local areas the Company services. In the second quarter of 2024, the community banking unit expanded its commercial, commercial real estate and residential real estate loan portfolios.

Mortgage banking revenue was $29.1 million for the second quarter of 2024, an increase of $1.5 million as compared to the first quarter of 2024, primarily due to $1.6 million higher production revenue from increased mortgage production as well as a favorable adjustment to the Company’s held-for-sale portfolio of early buy-out exercised loans guaranteed by U.S. government agencies, which are held at fair value, of $642,000 in the second quarter of 2024 compared to a $2.2 million unfavorable adjustment in the first quarter of 2024. This was partially offset by a $105,000 favorable valuation adjustment to the fair value of mortgage servicing rights, net of servicing hedge, in the second quarter of 2024 compared to a $5.0 million favorable adjustment in the first quarter of 2024. Service charges on deposit accounts totaled $15.5 million in the second quarter of 2024, which was relatively stable compared to the first quarter of 2024. The Company’s gross commercial and commercial real estate loan pipelines remained solid as of June 30, 2024 indicating momentum for expected continued loan growth in the third quarter of 2024.

Specialty Finance

Through its specialty finance unit, the Company offers financing of insurance premiums for businesses and individuals, equipment financing through structured loans and lease products to customers in a variety of industries, accounts receivable financing and value-added, out-sourced administrative services and other services. Originations within the insurance premium financing receivables portfolios were $5.5 billion during the second quarter of 2024. Average balances increased by $392.2 million, net of a loan sale transaction of property and casualty insurance premium finance receivables during the second quarter of 2024, as compared to the first quarter of 2024. The Company’s leasing portfolio balance increased in the second quarter of 2024, with its portfolio of assets, including capital leases, loans and equipment on operating leases, totaling $3.7 billion as of June 30, 2024 as compared to $3.6 billion as of March 31, 2024. Revenues from the Company’s out-sourced administrative services business were $1.3 million in the second quarter of 2024, which was relatively stable compared to the first quarter of 2024.

Wealth Management

Through four separate subsidiaries within its wealth management unit, the Company offers a full range of wealth management services, including trust and investment services, tax-deferred like-kind exchange services, asset management, and securities brokerage services. See “Items Impacting Comparative Results,” regarding the sale of the RBA division during the first quarter of 2024. Wealth management revenue totaled $35.4 million in the second quarter of 2024, relatively stable as compared to the first quarter of 2024. At June 30, 2024, the Company’s wealth management subsidiaries had approximately $48.2 billion of assets under administration, which included $8.8 billion of assets owned by the Company and its subsidiary banks.

ITEMS IMPACTING COMPARATIVE FINANCIAL RESULTS

Division Sale

In the first quarter of 2024, the Company sold its RBA division and recorded a gain of approximately $20.0 million in other non-interest income from the sale.

Business Combination

On April 3, 2023, the Company completed its acquisition of Rothschild & Co Asset Management US Inc. and Rothschild & Co Risk Based Investments LLC from Rothschild & Co North America Inc. As the transaction was determined to be a business combination, the Company recorded goodwill of approximately $2.6 million on the purchase.

WINTRUST FINANCIAL CORPORATION
Key Operating Measures

Wintrust’s key operating measures and growth rates for the second quarter of 2024, as compared to the first quarter of 2024 (sequential quarter) and second quarter of 2023 (linked quarter), are shown in the table below:

				% or (1) basis point (bp) change from 1st Quarter 2024	% or basis point (bp) change from 2nd Quarter 2023
	Three Months Ended
(Dollars in thousands, except per share data)	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023
Net income	$152,388	$187,294	$154,750	(19)%	(2)%
Pre-tax income, excluding provision for credit losses (non-GAAP) (2)	251,404	271,629	239,944	(7)	5
Net income per common share – Diluted	2.32	2.89	2.38	(20)	(3)
Cash dividends declared per common share	0.45	0.45	0.40	—	13
Net revenue (3)	591,757	604,774	560,567	(2)	6
Net interest income	470,610	464,194	447,537	1	5
Net interest margin	3.50%	3.57%	3.64%	(7) bps	(14)	bps
Net interest margin – fully taxable-equivalent (non-GAAP) (2)	3.52	3.59	3.66	(7)	(14)
Net overhead ratio (4)	1.53	1.39	1.58	14	(5)
Return on average assets	1.07	1.35	1.18	(28)	(11)
Return on average common equity	11.61	14.42	12.79	(281)	(118)
Return on average tangible common equity (non-GAAP) (2)	13.49	16.75	15.12	(326)	(163)
At end of period
Total assets	$59,781,516	$57,576,933	$54,286,176	15%	10%
Total loans (5)	44,675,531	43,230,706	41,023,408	13	9
Total deposits	48,049,026	46,448,858	44,038,707	14	9
Total shareholders’ equity	5,536,628	5,436,400	5,041,912	7	10
(1)Period-end balance sheet percentage changes are annualized.
(2)See Table 18: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.
(3)Net revenue is net interest income plus non-interest income.
(4)The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s average total assets. A lower ratio indicates a higher degree of efficiency.
(5)Excludes mortgage loans held-for-sale.
Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern, for decision-making purposes, underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Financial Highlights.”

WINTRUST FINANCIAL CORPORATION
Selected Financial Highlights

	Three Months Ended					Six Months Ended
(Dollars in thousands, except per share data)	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Selected Financial Condition Data (at end of period):
Total assets	$59,781,516	$57,576,933	$56,259,934	$55,555,246	$54,286,176
Total loans (1)	44,675,531	43,230,706	42,131,831	41,446,032	41,023,408
Total deposits	48,049,026	46,448,858	45,397,170	44,992,686	44,038,707
Total shareholders’ equity	5,536,628	5,436,400	5,399,526	5,015,613	5,041,912
Selected Statements of Income Data:
Net interest income	$470,610	$464,194	$469,974	$462,358	$447,537	$934,804	$905,532
Net revenue (2)	591,757	604,774	570,803	574,836	560,567	1,196,531	1,126,331
Net income	152,388	187,294	123,480	164,198	154,750	339,682	334,948
Pre-tax income, excluding provision for credit losses (non-GAAP) (3)	251,404	271,629	208,151	244,781	239,944	523,033	506,539
Net income per common share – Basic	2.35	2.93	1.90	2.57	2.41	5.28	5.26
Net income per common share – Diluted	2.32	2.89	1.87	2.53	2.38	5.21	5.18
Cash dividends declared per common share	0.45	0.45	0.40	0.40	0.40	0.90	0.80
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	3.50%	3.57%	3.62%	3.60%	3.64%	3.53%	3.72%
Net interest margin – fully taxable-equivalent (non-GAAP) (3)	3.52	3.59	3.64	3.62	3.66	3.56	3.74
Non-interest income to average assets	0.85	1.02	0.73	0.82	0.86	0.93	0.85
Non-interest expense to average assets	2.38	2.41	2.62	2.41	2.44	2.40	2.39
Net overhead ratio (4)	1.53	1.39	1.89	1.59	1.58	1.46	1.54
Return on average assets	1.07	1.35	0.89	1.20	1.18	1.21	1.29
Return on average common equity	11.61	14.42	9.93	13.35	12.79	13.01	14.20
Return on average tangible common equity (non-GAAP) (3)	13.49	16.75	11.73	15.73	15.12	15.12	16.79
Average total assets	$57,493,184	$55,602,695	$55,017,075	$54,381,981	$52,601,953	$56,547,939	$52,340,090
Average total shareholders’ equity	5,450,173	5,440,457	5,066,196	5,083,883	5,044,718	5,445,315	4,970,407
Average loans to average deposits ratio	95.1%	94.5%	92.9%	92.4%	94.3%	94.8%	93.7%
Period-end loans to deposits ratio	93.0	93.1	92.8	92.1	93.2
Common Share Data at end of period:
Market price per common share	$98.56	$104.39	$92.75	$75.50	$72.62
Book value per common share	82.97	81.38	81.43	75.19	75.65
Tangible book value per common share (non-GAAP) (3)	72.01	70.40	70.33	64.07	64.50
Common shares outstanding	61,760,139	61,736,715	61,243,626	61,222,058	61,197,676
Other Data at end of period:
Common equity to assets ratio	8.6%	8.7%	8.9%	8.3%	8.5%
Tangible common equity ratio (non-GAAP) (3)	7.5	7.6	7.7	7.1	7.4
Tier 1 leverage ratio (5)	9.3	9.4	9.3	9.2	9.3
Risk-based capital ratios:
Tier 1 capital ratio (5)	10.2	10.3	10.3	10.2	10.1
Common equity tier 1 capital ratio (5)	9.5	9.5	9.4	9.3	9.3
Total capital ratio (5)	12.0	12.2	12.1	12.0	12.0
Allowance for credit losses (6)	$437,560	$427,504	$427,612	$399,531	$387,786
Allowance for loan and unfunded lending-related commitment losses to total loans	0.98%	0.99%	1.01%	0.96%	0.94%
Number of:
Bank subsidiaries	15	15	15	15	15
Banking offices	177	176	174	174	175
(1)Excludes mortgage loans held-for-sale.
(2)Net revenue is net interest income plus non-interest income.
(3)See Table 18: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.
(4)The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s average total assets. A lower ratio indicates a higher degree of efficiency.
(5)Capital ratios for current quarter-end are estimated.
(6)The allowance for credit losses includes the allowance for loan losses, the allowance for unfunded lending-related commitments and the allowance for held-to-maturity securities losses.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(In thousands)	2024	2024	2023	2023	2023
Assets
Cash and due from banks	$415,462	$379,825	$423,404	$418,088	$513,858
Federal funds sold and securities purchased under resale agreements	62	61	60	60	59
Interest-bearing deposits with banks	2,824,314	2,131,077	2,084,323	2,448,570	2,163,708
Available-for-sale securities, at fair value	4,329,957	4,387,598	3,502,915	3,611,835	3,492,481
Held-to-maturity securities, at amortized cost	3,755,924	3,810,015	3,856,916	3,909,150	3,564,473
Trading account securities	4,134	2,184	4,707	1,663	3,027
Equity securities with readily determinable fair value	112,173	119,777	139,268	134,310	116,275
Federal Home Loan Bank and Federal Reserve Bank stock	256,495	224,657	205,003	204,040	195,117
Brokerage customer receivables	13,682	13,382	10,592	14,042	15,722
Mortgage loans held-for-sale, at fair value	411,851	339,884	292,722	304,808	338,728
Loans, net of unearned income	44,675,531	43,230,706	42,131,831	41,446,032	41,023,408
Allowance for loan losses	(363,719)	(348,612)	(344,235)	(315,039)	(302,499)
Net loans	44,311,812	42,882,094	41,787,596	41,130,993	40,720,909
Premises, software and equipment, net	722,295	744,769	748,966	747,501	749,393
Lease investments, net	275,459	283,557	281,280	275,152	274,351
Accrued interest receivable and other assets	1,671,334	1,580,142	1,551,899	1,674,681	1,455,748
Trade date securities receivable	—	—	690,722	—	—
Goodwill	655,955	656,181	656,672	656,109	656,674
Other acquisition-related intangible assets	20,607	21,730	22,889	24,244	25,653
Total assets	$59,781,516	$57,576,933	$56,259,934	$55,555,246	$54,286,176
Liabilities and Shareholders’ Equity
Deposits:
Non-interest-bearing	$10,031,440	$9,908,183	$10,420,401	$10,347,006	$10,604,915
Interest-bearing	38,017,586	36,540,675	34,976,769	34,645,680	33,433,792
Total deposits	48,049,026	46,448,858	45,397,170	44,992,686	44,038,707
Federal Home Loan Bank advances	3,176,309	2,676,751	2,326,071	2,326,071	2,026,071
Other borrowings	606,579	575,408	645,813	643,999	665,219
Subordinated notes	298,113	437,965	437,866	437,731	437,628
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Accrued interest payable and other liabilities	1,861,295	1,747,985	1,799,922	1,885,580	1,823,073
Total liabilities	54,244,888	52,140,533	50,860,408	50,539,633	49,244,264
Shareholders’ Equity:
Preferred stock	412,500	412,500	412,500	412,500	412,500
Common stock	61,825	61,798	61,269	61,244	61,219
Surplus	1,964,645	1,954,532	1,943,806	1,933,226	1,923,623
Treasury stock	(5,760)	(5,757)	(2,217)	(1,966)	(1,966)
Retained earnings	3,615,616	3,498,475	3,345,399	3,253,332	3,120,626
Accumulated other comprehensive loss	(512,198)	(485,148)	(361,231)	(642,723)	(474,090)
Total shareholders’ equity	5,536,628	5,436,400	5,399,526	5,015,613	5,041,912
Total liabilities and shareholders’ equity	$59,781,516	$57,576,933	$56,259,934	$55,555,246	$54,286,176

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended					Six Months Ended
(Dollars in thousands, except per share data)	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Interest income
Interest and fees on loans	$749,812	$710,341	$694,943	$666,260	$621,057	$1,460,153	$1,179,749
Mortgage loans held-for-sale	5,434	4,146	4,318	4,767	4,178	9,580	7,706
Interest-bearing deposits with banks	19,731	16,658	21,762	26,866	16,882	36,389	30,350
Federal funds sold and securities purchased under resale agreements	17	19	578	1,157	1	36	71
Investment securities	69,779	69,678	68,237	59,164	51,243	139,457	111,186
Trading account securities	13	18	15	6	6	31	20
Federal Home Loan Bank and Federal Reserve Bank stock	4,974	4,478	3,792	3,896	3,544	9,452	7,224
Brokerage customer receivables	219	175	203	284	265	394	560
Total interest income	849,979	805,513	793,848	762,400	697,176	1,655,492	1,336,866
Interest expense
Interest on deposits	335,703	299,532	285,390	262,783	213,495	635,235	358,297
Interest on Federal Home Loan Bank advances	24,797	22,048	18,316	17,436	17,399	46,845	36,534
Interest on other borrowings	8,700	9,248	9,557	9,384	8,485	17,948	16,339
Interest on subordinated notes	5,185	5,487	5,522	5,491	5,523	10,672	11,011
Interest on junior subordinated debentures	4,984	5,004	5,089	4,948	4,737	9,988	9,153
Total interest expense	379,369	341,319	323,874	300,042	249,639	720,688	431,334
Net interest income	470,610	464,194	469,974	462,358	447,537	934,804	905,532
Provision for credit losses	40,061	21,673	42,908	19,923	28,514	61,734	51,559
Net interest income after provision for credit losses	430,549	442,521	427,066	442,435	419,023	873,070	853,973
Non-interest income
Wealth management	35,413	34,815	33,275	33,529	33,858	70,228	63,803
Mortgage banking	29,124	27,663	7,433	27,395	29,981	56,787	48,245
Service charges on deposit accounts	15,546	14,811	14,522	14,217	13,608	30,357	26,511
(Losses) gains on investment securities, net	(4,282)	1,326	2,484	(2,357)	0	(2,956)	1,398
Fees from covered call options	2,056	4,847	4,679	4,215	2,578	6,903	12,969
Trading gains (losses), net	70	677	(505)	728	106	747	919
Operating lease income, net	13,938	14,110	14,162	13,863	12,227	28,048	25,273
Other	29,282	42,331	24,779	20,888	20,672	71,613	41,681
Total non-interest income	121,147	140,580	100,829	112,478	113,030	261,727	220,799
Non-interest expense
Salaries and employee benefits	198,541	195,173	193,971	192,338	184,923	393,714	361,704
Software and equipment	29,231	27,731	27,779	25,951	26,205	56,962	50,902
Operating lease equipment	10,834	10,683	10,694	12,020	9,816	21,517	19,649
Occupancy, net	19,585	19,086	18,102	21,304	19,176	38,671	37,662
Data processing	9,503	9,292	8,892	10,773	9,726	18,795	19,135
Advertising and marketing	17,436	13,040	17,166	18,169	17,794	30,476	29,740
Professional fees	9,967	9,553	8,768	8,887	8,940	19,520	17,103
Amortization of other acquisition-related intangible assets	1,122	1,158	1,356	1,408	1,499	2,280	2,734
FDIC insurance	10,429	14,537	43,677	9,748	9,008	24,966	17,677
OREO expenses, net	(259)	392	(1,559)	120	118	133	(89)
Other	33,964	32,500	33,806	29,337	33,418	66,464	63,575
Total non-interest expense	340,353	333,145	362,652	330,055	320,623	673,498	619,792
Income before taxes	211,343	249,956	165,243	224,858	211,430	461,299	454,980
Income tax expense	58,955	62,662	41,763	60,660	56,680	121,617	120,032
Net income	$152,388	$187,294	$123,480	$164,198	$154,750	$339,682	$334,948
Preferred stock dividends	6,991	6,991	6,991	6,991	6,991	13,982	13,982
Net income applicable to common shares	$145,397	$180,303	$116,489	$157,207	$147,759	$325,700	$320,966
Net income per common share - Basic	$2.35	$2.93	$1.90	$2.57	$2.41	$5.28	$5.26
Net income per common share - Diluted	$2.32	$2.89	$1.87	$2.53	$2.38	$5.21	$5.18
Cash dividends declared per common share	$0.45	$0.45	$0.40	$0.40	$0.40	$0.90	$0.80
Weighted average common shares outstanding	61,839	61,481	61,236	61,213	61,192	61,660	61,072
Dilutive potential common shares	926	928	1,166	964	902	901	933
Average common shares and dilutive common shares	62,765	62,409	62,402	62,177	62,094	62,561	62,005

TABLE 1: LOAN PORTFOLIO MIX AND GROWTH RATES

						% Growth From
(Dollars in thousands)	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Dec 31, 2023 (1)	Jun 30, 2023
Balance:
Mortgage loans held-for-sale, excluding early buy-out exercised loans guaranteed by U.S. government agencies	$281,103	$193,064	$155,529	$190,511	$235,570	NM	19%
Mortgage loans held-for-sale, early buy-out exercised loans guaranteed by U.S. government agencies	130,748	146,820	137,193	114,297	103,158	(9)	27
Total mortgage loans held-for-sale	$411,851	$339,884	$292,722	$304,808	$338,728	82%	22%

Core loans:
Commercial
Commercial and industrial	$6,226,336	$6,105,968	$5,804,629	$5,894,732	$5,737,633	15%	9%
Asset-based lending	1,465,867	1,355,255	1,433,250	1,396,591	1,465,848	5	0
Municipal	747,357	721,526	677,143	676,915	653,117	21	14
Leases	2,439,128	2,344,295	2,208,368	2,109,628	1,925,767	21	27
PPP loans	9,954	11,036	11,533	13,744	15,337	(20)	(35)
Commercial real estate
Residential construction	55,019	57,558	58,642	51,550	51,689	(12)	6
Commercial construction	1,866,701	1,748,607	1,729,937	1,547,322	1,409,751	16	32
Land	338,831	344,149	295,462	294,901	298,996	30	13
Office	1,585,312	1,566,748	1,455,417	1,422,748	1,404,422	18	13
Industrial	2,307,455	2,190,200	2,135,876	2,057,957	2,002,740	16	15
Retail	1,365,753	1,366,415	1,337,517	1,341,451	1,304,083	4	5
Multi-family	2,988,940	2,922,432	2,815,911	2,710,829	2,696,478	12	11
Mixed use and other	1,439,186	1,437,328	1,515,402	1,519,422	1,440,652	(10)	(0)
Home equity	356,313	340,349	343,976	343,258	336,974	7	6
Residential real estate
Residential real estate loans for investment	2,933,157	2,746,916	2,619,083	2,538,630	2,455,392	24	19
Residential mortgage loans, early buy-out eligible loans guaranteed by U.S. government agencies	88,503	90,911	92,780	97,911	117,024	(9)	(24)
Residential mortgage loans, early buy-out exercised loans guaranteed by U.S. government agencies	45,675	52,439	57,803	71,062	70,824	(42)	(36)
Total core loans	$26,259,487	$25,402,132	$24,592,729	$24,088,651	$23,386,727	14%	12%

Niche loans:
Commercial
Franchise	$1,150,460	$1,122,302	$1,092,532	$1,074,162	$1,091,164	5%	5%
Mortgage warehouse lines of credit	593,519	403,245	230,211	245,450	381,043	95	56
Community Advantage - homeowners association	491,722	475,832	452,734	424,054	405,042	7	21
Insurance agency lending	1,030,119	964,022	921,653	890,197	925,520	14	11
Premium Finance receivables
U.S. property & casualty insurance	6,142,654	6,113,993	5,983,103	5,815,346	5,900,228	1	4
Canada property & casualty insurance	958,099	826,026	920,426	907,401	862,470	32	11
Life insurance	7,962,115	7,872,033	7,877,943	7,931,808	8,039,273	2	(1)
Consumer and other	87,356	51,121	60,500	68,963	31,941	143	173
Total niche loans	$18,416,044	$17,828,574	$17,539,102	$17,357,381	$17,636,681	7%	4%

Total loans, net of unearned income	$44,675,531	$43,230,706	$42,131,831	$41,446,032	$41,023,408	7%	9%
(1)Annualized.

TABLE 2: DEPOSIT PORTFOLIO MIX AND GROWTH RATES

						% Growth From
(Dollars in thousands)	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Mar 31, 2024 (1)	Jun 30, 2023
Balance:
Non-interest-bearing	$10,031,440	$9,908,183	$10,420,401	$10,347,006	$10,604,915	5%	(5)%
NOW and interest-bearing demand deposits	5,053,909	5,720,947	5,797,649	6,006,114	5,814,836	(47)	(13)
Wealth management deposits (2)	1,490,711	1,347,817	1,614,499	1,788,099	1,417,984	43	5
Money market	16,320,017	15,617,717	15,149,215	14,478,504	14,523,124	18	12
Savings	5,882,179	5,959,774	5,790,334	5,584,294	5,321,578	(5)	11
Time certificates of deposit	9,270,770	7,894,420	6,625,072	6,788,669	6,356,270	70	46
Total deposits	$48,049,026	$46,448,858	$45,397,170	$44,992,686	$44,038,707	14%	9%
Mix:
Non-interest-bearing	21%	21%	23%	23%	24%
NOW and interest-bearing demand deposits	11	12	13	13	13
Wealth management deposits (2)	3	3	4	4	3
Money market	34	34	33	32	33
Savings	12	13	13	13	12
Time certificates of deposit	19	17	14	15	15
Total deposits	100%	100%	100%	100%	100%
(1)Annualized.
(2)Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wintrust Investments, Chicago Deferred Exchange Company, LLC (“CDEC”), and trust and asset management customers of the Company.

TABLE 3: TIME CERTIFICATES OF DEPOSIT MATURITY/RE-PRICING ANALYSIS
As of June 30, 2024

(Dollars in thousands)	Total Time Certificates of Deposit	Weighted-Average Rate of Maturing Time Certificates of Deposit
1-3 months	$2,680,761	4.75%
4-6 months	2,863,328	4.74
7-9 months	2,309,917	4.36
10-12 months	1,073,537	4.25
13-18 months	215,181	3.50
19-24 months	67,172	2.52
24+ months	60,874	1.90
Total	$9,270,770	4.53%

TABLE 4: QUARTERLY AVERAGE BALANCES

	Average Balance for three months ended,
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(In thousands)	2024	2024	2023	2023	2023
Interest-bearing deposits with banks, securities purchased under resale agreements and cash equivalents (1)	$1,485,481	$1,254,332	$1,682,176	$2,053,568	$1,454,057
Investment securities (2)	8,203,764	8,349,796	7,971,068	7,706,285	7,252,582
FHLB and FRB stock	253,614	230,648	204,593	201,252	223,813
Liquidity management assets (3)	9,942,859	9,834,776	9,857,837	9,961,105	8,930,452
Other earning assets (3)(4)	15,257	15,081	14,821	17,879	17,401
Mortgage loans held-for-sale	347,236	290,275	279,569	319,099	307,683
Loans, net of unearned income (3)(5)	43,819,354	42,129,893	41,361,952	40,707,042	40,106,393
Total earning assets (3)	54,124,706	52,270,025	51,514,179	51,005,125	49,361,929
Allowance for loan and investment security losses	(360,504)	(361,734)	(329,441)	(319,491)	(302,627)
Cash and due from banks	434,916	450,267	443,989	459,819	481,510
Other assets	3,294,066	3,244,137	3,388,348	3,236,528	3,061,141
Total assets	$57,493,184	$55,602,695	$55,017,075	$54,381,981	$52,601,953

NOW and interest-bearing demand deposits	$4,985,306	$5,680,265	$5,868,976	$5,815,155	$5,540,597
Wealth management deposits	1,531,865	1,510,203	1,704,099	1,512,765	1,545,626
Money market accounts	15,272,126	14,474,492	14,212,320	14,155,446	13,735,924
Savings accounts	5,878,844	5,792,118	5,676,155	5,472,535	5,206,609
Time deposits	8,546,172	7,148,456	6,645,980	6,495,906	5,603,024
Interest-bearing deposits	36,214,313	34,605,534	34,107,530	33,451,807	31,631,780
Federal Home Loan Bank advances	3,096,920	2,728,849	2,326,073	2,241,292	2,227,106
Other borrowings	587,262	627,711	633,673	657,454	625,757
Subordinated notes	410,331	437,893	437,785	437,658	437,545
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Total interest-bearing liabilities	40,562,392	38,653,553	37,758,627	37,041,777	35,175,754
Non-interest-bearing deposits	9,879,134	9,972,646	10,406,585	10,612,009	10,908,022
Other liabilities	1,601,485	1,536,039	1,785,667	1,644,312	1,473,459
Equity	5,450,173	5,440,457	5,066,196	5,083,883	5,044,718
Total liabilities and shareholders’ equity	$57,493,184	$55,602,695	$55,017,075	$54,381,981	$52,601,953

Net free funds/contribution (6)	$13,562,314	$13,616,472	$13,755,552	$13,963,348	$14,186,175
(1)Includes interest-bearing deposits from banks and securities purchased under resale agreements with original maturities of greater than three months. Cash equivalents include federal funds sold and securities purchased under resale agreements with original maturities of three months or less.
(2)Investment securities includes investment securities classified as available-for-sale and held-to-maturity, and equity securities with readily determinable fair values. Equity securities without readily determinable fair values are included within other assets.
(3)See Table 18: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.
(4)Other earning assets include brokerage customer receivables and trading account securities.
(5)Loans, net of unearned income, include non-accrual loans.
(6)Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

TABLE 5: QUARTERLY NET INTEREST INCOME

	Net Interest Income for three months ended,
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(In thousands)	2024	2024	2023	2023	2023
Interest income:
Interest-bearing deposits with banks, securities purchased under resale agreements and cash equivalents	$19,748	$16,677	$22,340	$28,022	$16,882
Investment securities	70,346	70,228	68,812	59,737	51,795
FHLB and FRB stock	4,974	4,478	3,792	3,896	3,544
Liquidity management assets (1)	95,068	91,383	94,944	91,655	72,221
Other earning assets (1)	235	198	222	291	272
Mortgage loans held-for-sale	5,434	4,146	4,318	4,767	4,178
Loans, net of unearned income (1)	752,117	712,587	697,093	668,183	622,939
Total interest income	$852,854	$808,314	$796,577	$764,896	$699,610

Interest expense:
NOW and interest-bearing demand deposits	$32,719	$34,896	$38,124	$36,001	$29,178
Wealth management deposits	10,294	10,461	12,076	9,350	9,097
Money market accounts	155,100	137,984	130,252	124,742	106,630
Savings accounts	41,063	39,071	36,463	31,784	25,603
Time deposits	96,527	77,120	68,475	60,906	42,987
Interest-bearing deposits	335,703	299,532	285,390	262,783	213,495
Federal Home Loan Bank advances	24,797	22,048	18,316	17,436	17,399
Other borrowings	8,700	9,248	9,557	9,384	8,485
Subordinated notes	5,185	5,487	5,522	5,491	5,523
Junior subordinated debentures	4,984	5,004	5,089	4,948	4,737
Total interest expense	$379,369	$341,319	$323,874	$300,042	$249,639

Less: Fully taxable-equivalent adjustment	(2,875)	(2,801)	(2,729)	(2,496)	(2,434)
Net interest income (GAAP) (2)	470,610	464,194	469,974	462,358	447,537
Fully taxable-equivalent adjustment	2,875	2,801	2,729	2,496	2,434
Net interest income, fully taxable-equivalent (non-GAAP) (2)	$473,485	$466,995	$472,703	$464,854	$449,971
(1)Interest income on tax-advantaged loans, trading securities and investment securities reflects a taxable-equivalent adjustment based on the marginal federal corporate tax rate in effect as of the applicable period.
(2)See Table 18: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.

TABLE 6: QUARTERLY NET INTEREST MARGIN

	Net Interest Margin for three months ended,
	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023
Yield earned on:
Interest-bearing deposits with banks, securities purchased under resale agreements and cash equivalents	5.35%	5.35%	5.27%	5.41%	4.66%
Investment securities	3.45	3.38	3.42	3.08	2.86
FHLB and FRB stock	7.89	7.81	7.35	7.68	6.35
Liquidity management assets	3.85	3.74	3.82	3.65	3.24
Other earning assets	6.23	5.25	5.92	6.47	6.27
Mortgage loans held-for-sale	6.29	5.74	6.13	5.93	5.45
Loans, net of unearned income	6.90	6.80	6.69	6.51	6.23
Total earning assets	6.34%	6.22%	6.13%	5.95%	5.68%

Rate paid on:
NOW and interest-bearing demand deposits	2.64%	2.47%	2.58%	2.46%	2.11%
Wealth management deposits	2.70	2.79	2.81	2.45	2.36
Money market accounts	4.08	3.83	3.64	3.50	3.11
Savings accounts	2.81	2.71	2.55	2.30	1.97
Time deposits	4.54	4.34	4.09	3.72	3.08
Interest-bearing deposits	3.73	3.48	3.32	3.12	2.71
Federal Home Loan Bank advances	3.22	3.25	3.12	3.09	3.13
Other borrowings	5.96	5.92	5.98	5.66	5.44
Subordinated notes	5.08	5.04	5.00	4.98	5.06
Junior subordinated debentures	7.91	7.94	7.96	7.74	7.49
Total interest-bearing liabilities	3.76%	3.55%	3.40%	3.21%	2.85%

Interest rate spread (1)(2)	2.58%	2.67%	2.73%	2.74%	2.83%
Less: Fully taxable-equivalent adjustment	(0.02)	(0.02)	(0.02)	(0.02)	(0.02)
Net free funds/contribution (3)	0.94	0.92	0.91	0.88	0.83
Net interest margin (GAAP) (2)	3.50%	3.57%	3.62%	3.60%	3.64%
Fully taxable-equivalent adjustment	0.02	0.02	0.02	0.02	0.02
Net interest margin, fully taxable-equivalent (non-GAAP) (2)	3.52%	3.59%	3.64%	3.62%	3.66%
(1)Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(2)See Table 18: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.
(3)Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

TABLE 7: YEAR-TO-DATE AVERAGE BALANCES, AND NET INTEREST INCOME AND MARGIN

	Average Balance for six months ended,		Interest for six months ended,		Yield/Rate for six months ended,
(Dollars in thousands)	Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Interest-bearing deposits with banks, securities purchased under resale agreements and cash equivalents (1)	$1,369,906	$1,345,506	$36,425	$30,421	5.35%	4.56%
Investment securities (2)	8,276,780	7,602,707	140,574	112,288	3.42	2.98
FHLB and FRB stock	242,131	228,687	9,452	7,224	7.85	6.37
Liquidity management assets (3)(4)	$9,888,817	$9,176,900	$186,451	$149,933	3.79%	3.29%
Other earning assets (3)(4)(5)	15,169	17,920	433	585	5.74	6.58
Mortgage loans held-for-sale	318,756	289,426	9,580	7,706	6.04	5.37
Loans, net of unearned income (3)(4)(6)	42,974,623	39,602,672	1,464,704	1,183,503	6.85	6.03
Total earning assets (4)	$53,197,365	$49,086,918	$1,661,168	$1,341,727	6.28%	5.51%
Allowance for loan and investment security losses	(361,119)	(292,721)
Cash and due from banks	442,591	484,964
Other assets	3,269,102	3,060,929
Total assets	$56,547,939	$52,340,090

NOW and interest-bearing demand deposits	$5,332,786	$5,406,911	$67,615	$47,949	2.55%	1.79%
Wealth management deposits	1,521,034	1,854,637	20,755	21,355	2.74	2.32
Money market accounts	14,873,309	13,138,018	293,084	174,907	3.96	2.68
Savings accounts	5,835,481	5,019,505	80,134	41,419	2.76	1.66
Time deposits	7,847,314	5,323,882	173,647	72,667	4.45	2.75
Interest-bearing deposits	$35,409,924	$30,742,953	$635,235	$358,297	3.61%	2.35%
Federal Home Loan Bank advances	2,912,884	2,350,309	46,845	36,534	3.23	3.13
Other borrowings	607,487	614,410	17,948	16,338	5.94	5.36
Subordinated notes	424,112	437,484	10,672	11,011	5.06	5.08
Junior subordinated debentures	253,566	253,566	9,988	9,154	7.92	7.28
Total interest-bearing liabilities	$39,607,973	$34,398,722	$720,688	$431,334	3.66%	2.53%
Non-interest-bearing deposits	9,925,890	11,536,336
Other liabilities	1,568,761	1,434,625
Equity	5,445,315	4,970,407
Total liabilities and shareholders’ equity	$56,547,939	$52,340,090
Interest rate spread (4)(7)					2.62%	2.98%
Less: Fully taxable-equivalent adjustment			(5,676)	(4,861)	(0.03)	(0.02)
Net free funds/contribution (8)	$13,589,392	$14,688,196			0.94	0.76
Net interest income/margin (GAAP) (4)			$934,804	$905,532	3.53%	3.72%
Fully taxable-equivalent adjustment			5,676	4,861	0.03	0.02
Net interest income/margin, fully taxable-equivalent (non-GAAP) (4)			$940,480	$910,393	3.56%	3.74%
(1)Includes interest-bearing deposits from banks and securities purchased under resale agreements with original maturities of greater than three months. Cash equivalents include federal funds sold and securities purchased under resale agreements with original maturities of three months or less.
(2)Investment securities includes investment securities classified as available-for-sale and held-to-maturity, and equity securities with readily determinable fair values. Equity securities without readily determinable fair values are included within other assets.
(3)Interest income on tax-advantaged loans, trading securities and investment securities reflects a taxable-equivalent adjustment based on the marginal federal corporate tax rate in effect as of the applicable period.
(4)See Table 18: Supplemental Non-GAAP Financial Measures/Ratios for additional information on this performance measure/ratio.
(5)Other earning assets include brokerage customer receivables and trading account securities.
(6)Loans, net of unearned income, include non-accrual loans.
(7)Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(8)Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

TABLE 8: INTEREST RATE SENSITIVITY

As an ongoing part of its financial strategy, the Company attempts to manage the impact of fluctuations in market interest rates on net interest income. Management measures its exposure to changes in interest rates by modeling many different interest rate scenarios.

The following interest rate scenarios display the percentage change in net interest income over a one-year time horizon assuming increases and decreases of 100 and 200 basis points. The Static Shock Scenario results incorporate actual cash flows and repricing characteristics for balance sheet instruments following an instantaneous, parallel change in market rates based upon a static (i.e. no growth or constant) balance sheet. Conversely, the Ramp Scenario results incorporate management’s projections of future volume and pricing of each of the product lines following a gradual, parallel change in market rates over twelve months. Actual results may differ from these simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies. The interest rate sensitivity for both the Static Shock and Ramp Scenario is as follows:

Static Shock Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points	-200 Basis Points
Jun 30, 2024	1.5%	1.0%	0.6%	(0.0)%
Mar 31, 2024	1.9	1.4	1.5	1.6
Dec 31, 2023	2.6	1.8	0.4	(0.7)
Sep 30, 2023	3.3	1.9	(2.0)	(5.2)
Jun 30, 2023	5.7	2.9	(2.9)	(7.9)

Ramp Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points	-200 Basis Points
Jun 30, 2024	1.2%	1.0%	0.9%	1.0%
Mar 31, 2024	0.8	0.6	1.3	2.0
Dec 31, 2023	1.6	1.2	(0.3)	(1.5)
Sep 30, 2023	1.7	1.2	(0.5)	(2.4)
Jun 30, 2023	2.9	1.8	(0.9)	(3.4)

As shown above, the magnitude of potential changes in net interest income in various interest rate scenarios has continued to remain relatively neutral. Given the recent unprecedented rise in interest rates, the Company has made a conscious effort to reposition its exposure to changing interest rates given the uncertainty of the future interest rate environment. To this end, management has executed various derivative instruments including collars and receive fixed swaps to hedge variable rate loan exposures and originated a higher percentage of its loan originations in longer term fixed rate loans. The Company will continue to monitor current and projected interest rates and may execute additional derivatives to mitigate potential fluctuations in the net interest margin in future periods.

TABLE 9: MATURITIES AND SENSITIVITIES TO CHANGES IN INTEREST RATES

	Loans repricing or contractual maturity period
As of June 30, 2024	One year or less	From one to five years	From five to fifteen years	After fifteen years	Total
(In thousands)
Commercial
Fixed rate	$477,277	$3,103,539	$1,833,528	$42,066	$5,456,410
Variable rate	8,696,826	1,226	—	—	8,698,052
Total commercial	$9,174,103	$3,104,765	$1,833,528	$42,066	$14,154,462
Commercial real estate
Fixed rate	$528,051	$2,517,267	$352,478	$55,075	$3,452,871
Variable rate	8,480,512	13,745	69	—	8,494,326
Total commercial real estate	$9,008,563	$2,531,012	$352,547	$55,075	$11,947,197
Home equity
Fixed rate	$9,862	$3,413	$—	$24	$13,299
Variable rate	343,014	—	—	—	343,014
Total home equity	$352,876	$3,413	$—	$24	$356,313
Residential real estate
Fixed rate	$20,300	$3,124	$29,630	$1,036,012	$1,089,066
Variable rate	77,249	385,872	1,515,148	—	1,978,269
Total residential real estate	$97,549	$388,996	$1,544,778	$1,036,012	$3,067,335
Premium finance receivables - property & casualty
Fixed rate	$7,015,748	$85,005	$—	$—	$7,100,753
Variable rate	—	—	—	—	—
Total premium finance receivables - property & casualty	$7,015,748	$85,005	$—	$—	$7,100,753
Premium finance receivables - life insurance
Fixed rate	$71,207	$543,433	$4,000	$6,991	$625,631
Variable rate	7,336,484	—	—	—	7,336,484
Total premium finance receivables - life insurance	$7,407,691	$543,433	$4,000	$6,991	$7,962,115
Consumer and other
Fixed rate	$33,887	$5,452	$9	$455	$39,803
Variable rate	47,553	—	—	—	47,553
Total consumer and other	$81,440	$5,452	$9	$455	$87,356

Total per category
Fixed rate	$8,156,332	$6,261,233	$2,219,645	$1,140,623	$17,777,833
Variable rate	24,981,638	400,843	1,515,217	—	26,897,698
Total loans, net of unearned income	$33,137,970	$6,662,076	$3,734,862	$1,140,623	$44,675,531

Variable Rate Loan Pricing by Index:
SOFR tenors					$15,744,528
One- year CMT					6,176,495
Prime					3,474,480
Fed Funds					997,252
Ameribor tenors					241,682
Other U.S. Treasury tenors					124,349
Other					138,912
Total variable rate					$26,897,698
SOFR - Secured Overnight Financing Rate.
CMT - Constant Maturity Treasury Rate.
Ameribor - American Interbank Offered Rate.

12M CMT
1M SOFR
PRIME
SOFR & CMT
PRIME
7.00
6.50
6.00
5.50
5.00
4.50
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
0.00
9.00
8.00
7.00
6.00
5.00
4.00
3.00
2.00
1.00
0.00
6/30/23
7/31/23
8/31/23
9/30/23
10/31/23
11/30/23
12/31/23
1/31/24
2/29/24
3/31/24
4/30/24
5/31/24
6/30/24

	6/30/2023	7/31/2023	8/31/2023	9/30/2023	10/31/2023	11/30/2023	12/31/2023	1/31/2024	2/29/2024	3/31/2024	4/30/2024	5/31/2024	6/30/2024
1M SOFR	5.14	5.32	5.33	5.32	5.32	5.34	5.35	5.33	5.32	5.33	5.32	5.33	5.34
One-year CMT	5.40	5.37	5.37	5.46	5.44	5.16	4.79	4.73	5.01	5.03	5.25	5.18	5.09
Prime	8.25	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50	8.50

Source: Bloomberg

As noted in the table on the previous page, the majority of the Company’s portfolio is tied to SOFR and CMT indices which, as shown in the table above, do not mirror the same changes as the Prime rate which has historically moved when the Federal Reserve raises or lowers interest rates. Specifically, the Company has variable rate loans of $12.5 billion tied to one-month SOFR and $6.2 billion tied to one-year CMT. The above chart shows:

	Basis Point (bp) Change in
	1-month SOFR		One- year CMT		Prime
Second Quarter 2024	1	bps	6	bps	0	bps
First Quarter 2024	(2)		24		0
Fourth Quarter 2023	3		(67)		0
Third Quarter 2023	18		6		25
Second Quarter 2023	34		76		25

TABLE 10: ALLOWANCE FOR CREDIT LOSSES

	Three Months Ended					Six Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
(Dollars in thousands)	2024	2024	2023	2023	2023	2024	2023
Allowance for credit losses at beginning of period	$427,504	$427,612	$399,531	$387,786	$376,261	$427,612	$357,936
Cumulative effect adjustment from the adoption of ASU 2022-02	—	—	—	—	—	—	741
Provision for credit losses	40,061	21,673	42,908	19,923	28,514	61,734	51,559
Other adjustments	(19)	(31)	62	(60)	41	(50)	45
Charge-offs:
Commercial	9,584	11,215	5,114	2,427	5,629	20,799	8,172
Commercial real estate	15,526	5,469	5,386	1,713	8,124	20,995	8,129
Home equity	—	74	—	227	—	74	—
Residential real estate	23	38	114	78	—	61	—
Premium finance receivables - property & casualty	9,486	6,938	6,706	5,830	4,519	16,424	9,148
Premium finance receivables - life insurance	—	—	—	18	134	—	155
Consumer and other	137	107	148	184	110	244	263
Total charge-offs	34,756	23,841	17,468	10,477	18,516	58,597	25,867
Recoveries:
Commercial	950	479	592	1,162	505	1,429	897
Commercial real estate	90	31	92	243	25	121	125
Home equity	35	29	34	33	37	64	72
Residential real estate	8	2	10	1	6	10	10
Premium finance receivables - property & casualty	3,658	1,519	1,820	906	890	5,177	2,204
Premium finance receivables - life insurance	5	8	7	—	—	13	9
Consumer and other	24	23	24	14	23	47	55
Total recoveries	4,770	2,091	2,579	2,359	1,486	6,861	3,372
Net charge-offs	(29,986)	(21,750)	(14,889)	(8,118)	(17,030)	(51,736)	(22,495)
Allowance for credit losses at period end	$437,560	$427,504	$427,612	$399,531	$387,786	$437,560	$387,786

Annualized net charge-offs (recoveries) by category as a percentage of its own respective category’s average:
Commercial	0.25%	0.33%	0.14%	0.04%	0.16%	0.29%	0.12%
Commercial real estate	0.53	0.19	0.19	0.05	0.31	0.36	0.16
Home equity	(0.04)	0.05	(0.04)	0.23	(0.04)	0.01	(0.04)
Residential real estate	0.00	0.01	0.02	0.01	(0.00)	0.00	(0.00)
Premium finance receivables - property & casualty	0.33	0.32	0.29	0.29	0.24	0.33	0.24
Premium finance receivables - life insurance	(0.00)	(0.00)	(0.00)	0.00	0.01	(0.00)	0.00
Consumer and other	0.56	0.42	0.58	0.65	0.45	0.49	0.58
Total loans, net of unearned income	0.28%	0.21%	0.14%	0.08%	0.17%	0.24	0.11%

Loans at period end	$44,675,531	$43,230,706	$42,131,831	$41,446,032	$41,023,408
Allowance for loan losses as a percentage of loans at period end	0.81%	0.81%	0.82%	0.76%	0.74%
Allowance for loan and unfunded lending-related commitment losses as a percentage of loans at period end	0.98	0.99	1.01	0.96	0.94

TABLE 11: ALLOWANCE AND PROVISION FOR CREDIT LOSSES BY COMPONENT

	Three Months Ended					Six Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
(In thousands)	2024	2024	2023	2023	2023	2024	2023
Provision for loan losses	$45,111	$26,159	$44,023	$20,717	$31,516	$71,270	$54,036
Provision for unfunded lending-related commitments losses	(5,212)	(4,468)	(1,081)	(769)	(2,945)	(9,680)	(2,395)
Provision for held-to-maturity securities losses	162	(18)	(34)	(25)	(57)	144	(82)
Provision for credit losses	$40,061	$21,673	$42,908	$19,923	$28,514	$61,734	$51,559

Allowance for loan losses	$363,719	$348,612	$344,235	$315,039	$302,499
Allowance for unfunded lending-related commitments losses	73,350	78,563	83,030	84,111	84,881
Allowance for loan losses and unfunded lending-related commitments losses	437,069	427,175	427,265	399,150	387,380
Allowance for held-to-maturity securities losses	491	329	347	381	406
Allowance for credit losses	$437,560	$427,504	$427,612	$399,531	$387,786

TABLE 12: ALLOWANCE BY LOAN PORTFOLIO

The table below summarizes the calculation of allowance for loan losses and allowance for unfunded lending-related commitments losses for the Company’s loan portfolios as well as core and niche portfolios, as of June 30, 2024, March 31, 2024 and December 31, 2023.

	As of Jun 30, 2024			As of Mar 31, 2024			As of Dec 31, 2023
(Dollars in thousands)	Recorded Investment	Calculated Allowance	% of its category’s balance	Recorded Investment	Calculated Allowance	% of its category’s balance	Recorded Investment	Calculated Allowance	% of its category’s balance
Commercial:
Commercial, industrial and other	$14,154,462	$181,991	1.29%	$13,503,481	$166,518	1.23%	$12,832,053	$169,604	1.32%
Commercial real estate:
Construction and development	2,260,551	93,154	4.12	2,150,314	96,052	4.47	2,084,041	94,081	4.51
Non-construction	9,686,646	130,574	1.35	9,483,123	130,000	1.37	9,260,123	129,772	1.40
Home equity	356,313	7,242	2.03	340,349	7,191	2.11	343,976	7,116	2.07
Residential real estate	3,067,335	8,773	0.29	2,890,266	13,701	0.47	2,769,666	13,133	0.47
Premium finance receivables
Property and casualty insurance	7,100,753	14,053	0.20	6,940,019	12,645	0.18	6,903,529	12,384	0.18
Life insurance	7,962,115	693	0.01	7,872,033	685	0.01	7,877,943	685	0.01
Consumer and other	87,356	589	0.67	51,121	383	0.75	60,500	490	0.81
Total loans, net of unearned income	$44,675,531	$437,069	0.98%	$43,230,706	$427,175	0.99%	$42,131,831	$427,265	1.01%

Total core loans (1)	$26,259,487	$398,494	1.52%	$25,402,132	$382,372	1.51%	$24,592,729	$380,847	1.55%
Total niche loans (1)	18,416,044	38,575	0.21	17,828,574	44,803	0.25	17,539,102	46,418	0.26

(1)See Table 1 for additional detail on core and niche loans.

TABLE 13: LOAN PORTFOLIO AGING

(In thousands)	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023
Loan Balances:
Commercial
Nonaccrual	$51,087	$31,740	$38,940	$43,569	$40,460
90+ days and still accruing	304	27	98	200	573
60-89 days past due	16,485	30,248	19,488	22,889	22,808
30-59 days past due	36,358	77,715	85,743	35,681	48,970
Current	14,050,228	13,363,751	12,687,784	12,623,134	12,487,660
Total commercial	$14,154,462	$13,503,481	$12,832,053	$12,725,473	$12,600,471
Commercial real estate
Nonaccrual	$48,289	$39,262	$35,459	$17,043	$18,483
90+ days and still accruing	—	—	—	1,092	—
60-89 days past due	6,555	16,713	8,515	7,395	1,054
30-59 days past due	38,065	32,998	20,634	60,984	14,218
Current	11,854,288	11,544,464	11,279,556	10,859,666	10,575,056
Total commercial real estate	$11,947,197	$11,633,437	$11,344,164	$10,946,180	$10,608,811
Home equity
Nonaccrual	$1,100	$838	$1,341	$1,363	$1,361
90+ days and still accruing	—	—	—	—	110
60-89 days past due	275	212	62	219	316
30-59 days past due	1,229	1,617	2,263	1,668	601
Current	353,709	337,682	340,310	340,008	334,586
Total home equity	$356,313	$340,349	$343,976	$343,258	$336,974
Residential real estate
Early buy-out loans guaranteed by U.S. government agencies (1)	$134,178	$143,350	$150,583	$168,973	$187,848
Nonaccrual	18,198	17,901	15,391	16,103	13,652
90+ days and still accruing	—	—	—	—	—
60-89 days past due	1,977	—	2,325	1,145	7,243
30-59 days past due	130	24,523	22,942	904	872
Current	2,912,852	2,704,492	2,578,425	2,520,478	2,433,625
Total residential real estate	$3,067,335	$2,890,266	$2,769,666	$2,707,603	$2,643,240
Premium finance receivables - property & casualty
Nonaccrual	$32,722	$32,648	$27,590	$26,756	$19,583
90+ days and still accruing	22,427	25,877	20,135	16,253	12,785
60-89 days past due	29,925	15,274	23,236	16,552	22,670
30-59 days past due	45,927	59,729	50,437	31,919	32,751
Current	6,969,752	6,806,491	6,782,131	6,631,267	6,674,909
Total Premium finance receivables - property & casualty	$7,100,753	$6,940,019	$6,903,529	$6,722,747	$6,762,698
Premium finance receivables - life insurance
Nonaccrual	$—	$—	$—	$—	$6
90+ days and still accruing	—	—	—	10,679	1,667
60-89 days past due	4,118	32,482	16,206	41,894	3,729
30-59 days past due	17,693	100,137	45,464	14,972	90,117
Current	7,940,304	7,739,414	7,816,273	7,864,263	7,943,754
Total Premium finance receivables - life insurance	$7,962,115	$7,872,033	$7,877,943	$7,931,808	$8,039,273
Consumer and other
Nonaccrual	$3	$19	$22	$16	$4
90+ days and still accruing	121	47	54	27	28
60-89 days past due	81	16	25	196	51
30-59 days past due	366	210	165	519	146
Current	86,785	50,829	60,234	68,205	31,712
Total consumer and other	$87,356	$51,121	$60,500	$68,963	$31,941
Total loans, net of unearned income
Early buy-out loans guaranteed by U.S. government agencies (1)	$134,178	$143,350	$150,583	$168,973	$187,848
Nonaccrual	151,399	122,408	118,743	104,850	93,549
90+ days and still accruing	22,852	25,951	20,287	28,251	15,163
60-89 days past due	59,416	94,945	69,857	90,290	57,871
30-59 days past due	139,768	296,929	227,648	146,647	187,675
Current	44,167,918	42,547,123	41,544,713	40,907,021	40,481,302
Total loans, net of unearned income	$44,675,531	$43,230,706	$42,131,831	$41,446,032	$41,023,408
(1)Early buy-out loans are insured or guaranteed by the Federal Housing Administration or the U.S. Department of Veterans Affairs, subject to indemnifications and insurance limits for certain loans.

TABLE 14: NON-PERFORMING ASSETS(1)

	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(Dollars in thousands)	2024	2024	2023	2023	2023
Loans past due greater than 90 days and still accruing:
Commercial	$304	$27	$98	$200	$573
Commercial real estate	—	—	—	1,092	—
Home equity	—	—	—	—	110
Residential real estate	—	—	—	—	—
Premium finance receivables - property & casualty	22,427	25,877	20,135	16,253	12,785
Premium finance receivables - life insurance	—	—	—	10,679	1,667
Consumer and other	121	47	54	27	28
Total loans past due greater than 90 days and still accruing	22,852	25,951	20,287	28,251	15,163
Non-accrual loans:
Commercial	51,087	31,740	38,940	43,569	40,460
Commercial real estate	48,289	39,262	35,459	17,043	18,483
Home equity	1,100	838	1,341	1,363	1,361
Residential real estate	18,198	17,901	15,391	16,103	13,652
Premium finance receivables - property & casualty	32,722	32,648	27,590	26,756	19,583
Premium finance receivables - life insurance	—	—	—	—	6
Consumer and other	3	19	22	16	4
Total non-accrual loans	151,399	122,408	118,743	104,850	93,549
Total non-performing loans:
Commercial	51,391	31,767	39,038	43,769	41,033
Commercial real estate	48,289	39,262	35,459	18,135	18,483
Home equity	1,100	838	1,341	1,363	1,471
Residential real estate	18,198	17,901	15,391	16,103	13,652
Premium finance receivables - property & casualty	55,149	58,525	47,725	43,009	32,368
Premium finance receivables - life insurance	—	—	—	10,679	1,673
Consumer and other	124	66	76	43	32
Total non-performing loans	$174,251	$148,359	$139,030	$133,101	$108,712
Other real estate owned	19,731	14,538	13,309	14,060	11,586
Total non-performing assets	$193,982	$162,897	$152,339	$147,161	$120,298
Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.36%	0.24%	0.30%	0.34%	0.33%
Commercial real estate	0.40	0.34	0.31	0.17	0.17
Home equity	0.31	0.25	0.39	0.40	0.44
Residential real estate	0.59	0.62	0.56	0.59	0.52
Premium finance receivables - property & casualty	0.78	0.84	0.69	0.64	0.48
Premium finance receivables - life insurance	—	—	—	0.13	0.02
Consumer and other	0.14	0.13	0.13	0.06	0.10
Total loans, net of unearned income	0.39%	0.34%	0.33%	0.32%	0.26%
Total non-performing assets as a percentage of total assets	0.32%	0.28%	0.27%	0.26%	0.22%
Allowance for loan losses and unfunded lending-related commitments losses as a percentage of non-accrual loans	288.69%	348.98%	359.82%	380.69%	414.09%

(1)Excludes early buy-out loans guaranteed by U.S. government agencies. Early buy-out loans are insured or guaranteed by the Federal Housing Administration or the U.S. Department of Veterans Affairs, subject to indemnifications and insurance limits for certain loans.

Non-performing Loans Rollforward, excluding early buy-out loans guaranteed by U.S. government agencies

	Three Months Ended					Six Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
(In thousands)	2024	2024	2023	2023	2023	2024	2023

Balance at beginning of period	$148,359	$139,030	$133,101	$108,712	$100,690	$139,030	$100,697
Additions from becoming non-performing in the respective period	54,376	23,142	59,010	18,666	21,246	77,518	45,701
Return to performing status	(912)	(490)	(24,469)	(1,702)	(360)	(1,402)	(840)
Payments received	(9,611)	(8,336)	(10,000)	(6,488)	(12,314)	(17,947)	(17,575)
Transfer to OREO and other repossessed assets	(6,945)	(1,381)	(2,623)	(2,671)	(2,958)	(8,326)	(2,958)
Charge-offs, net	(7,673)	(14,810)	(9,480)	(3,011)	(2,696)	(22,483)	(3,855)
Net change for premium finance receivables	(3,343)	11,204	(6,509)	19,595	5,104	7,861	(12,458)
Balance at end of period	$174,251	$148,359	$139,030	$133,101	$108,712	$174,251	$108,712

Other Real Estate Owned

	Three Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(In thousands)	2024	2024	2023	2023	2023
Balance at beginning of period	$14,538	$13,309	$14,060	$11,586	$9,361
Disposals/resolved	(1,752)	—	(3,416)	(467)	(733)
Transfers in at fair value, less costs to sell	6,945	1,436	2,665	2,941	2,958
Fair value adjustments	—	(207)	—	—	—
Balance at end of period	$19,731	$14,538	$13,309	$14,060	$11,586

	Period End
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
Balance by Property Type:	2024	2024	2023	2023	2023
Residential real estate	$161	$1,146	$720	$441	$318
Commercial real estate	19,570	13,392	12,589	13,619	11,268
Total	$19,731	$14,538	$13,309	$14,060	$11,586

TABLE 15: NON-INTEREST INCOME

	Three Months Ended					Q2 2024 compared to Q1 2024		Q2 2024 compared to Q2 2023
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(Dollars in thousands)	2024	2024	2023	2023	2023	$ Change	% Change	$ Change	% Change
Brokerage	$5,588	$5,556	$5,349	$4,359	$4,404	$32	1%	$1,184	27%
Trust and asset management	29,825	29,259	27,926	29,170	29,454	566	2	371	1
Total wealth management	35,413	34,815	33,275	33,529	33,858	598	2	1,555	5
Mortgage banking	29,124	27,663	7,433	27,395	29,981	1,461	5	(857)	(3)
Service charges on deposit accounts	15,546	14,811	14,522	14,217	13,608	735	5	1,938	14
(Losses) gains on investment securities, net	(4,282)	1,326	2,484	(2,357)	0	(5,608)	NM	(4,282)	NM
Fees from covered call options	2,056	4,847	4,679	4,215	2,578	(2,791)	(58)	(522)	(20)
Trading gains (losses), net	70	677	(505)	728	106	(607)	(90)	(36)	(34)
Operating lease income, net	13,938	14,110	14,162	13,863	12,227	(172)	(1)	1,711	14
Other:
Interest rate swap fees	3,392	2,828	4,021	2,913	2,711	564	20	681	25
BOLI	1,351	1,651	1,747	729	1,322	(300)	(18)	29	2
Administrative services	1,322	1,217	1,329	1,336	1,319	105	9	3	0
Foreign currency remeasurement (losses) gains	(145)	(1,171)	1,150	(446)	543	1,026	(88)	(688)	NM
Changes in fair value on EBOs and loans held-for-investment	604	(439)	1,556	(338)	(242)	1,043	NM	846	NM
Early pay-offs of capital leases	393	430	157	461	201	(37)	(9)	192	96
Miscellaneous	22,365	37,815	14,819	16,233	14,818	(15,450)	(41)	7,547	51
Total Other	29,282	42,331	24,779	20,888	20,672	(13,049)	(31)	8,610	42
Total Non-Interest Income	$121,147	$140,580	$100,829	$112,478	$113,030	$(19,433)	(14)%	$8,117	7%

	Six Months Ended
	Jun 30,	Jun 30,	$	%
(Dollars in thousands)	2024	2023	Change	Change
Brokerage	$11,144	$8,937	$2,207	25%
Trust and asset management	59,084	54,866	4,218	8
Total wealth management	70,228	63,803	6,425	10
Mortgage banking	56,787	48,245	8,542	18
Service charges on deposit accounts	30,357	26,511	3,846	15
(Losses) gains on investment securities, net	(2,956)	1,398	(4,354)	NM
Fees from covered call options	6,903	12,969	(6,066)	(47)
Trading gains, net	747	919	(172)	(19)
Operating lease income, net	28,048	25,273	2,775	11
Other:
Interest rate swap fees	6,220	5,317	903	17
BOLI	3,002	2,673	329	12
Administrative services	2,539	2,934	(395)	(13)
Foreign currency remeasurement (losses) gains	(1,316)	355	(1,671)	NM
Changes in fair value on EBOs and loans held-for-investment	165	303	(138)	(46)
Early pay-offs of leases	823	566	257	45
Miscellaneous	60,180	29,533	30,647	NM
Total Other	71,613	41,681	29,932	72
Total Non-Interest Income	$261,727	$220,799	$40,928	19%
NM - Not meaningful.
BOLI - Bank-owned life insurance.

TABLE 16: MORTGAGE BANKING

	Three Months Ended					Six Months Ended
(Dollars in thousands)	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Originations:
Retail originations	$544,394	$331,504	$315,637	$408,761	$406,888	$875,898	$663,025
Veterans First originations	177,792	144,109	123,564	163,856	171,158	321,901	287,362
Total originations for sale (A)	$722,186	$475,613	$439,201	$572,617	$578,046	$1,197,799	$950,387
Originations for investment	275,331	169,246	124,974	137,622	184,795	444,577	315,975
Total originations	$997,517	$644,859	$564,175	$710,239	$762,841	$1,642,376	$1,266,362

As a percentage of originations for sale:
Retail originations	75%	70%	72%	71%	70%	73%	70%
Veterans First originations	25	30	28	29	30	27	30

Purchases	83%	75%	85%	84%	84%	80%	82%
Refinances	17	25	15	16	16	20	18

Production Margin:
Production revenue (B) (1)	$14,990	$13,435	$6,798	$13,766	$11,846	$28,425	$20,467

Total originations for sale (A)	$722,186	$475,613	$439,201	$572,617	$578,046	$1,197,799	$950,387
Add: Current period end mandatory interest rate lock commitments to fund originations for sale (2)	222,738	207,775	119,624	150,713	196,246	222,738	196,246
Less: Prior period end mandatory interest rate lock commitments to fund originations for sale (2)	207,775	119,624	150,713	196,246	184,168	119,624	113,303
Total mortgage production volume (C)	$737,149	$563,764	$408,112	$527,084	$590,124	$1,300,913	$1,033,330

Production margin (B / C)	2.03%	2.38%	1.67%	2.61%	2.01%	2.19%	1.98%

Mortgage Servicing:
Loans serviced for others (D)	$12,211,027	$12,051,392	$12,007,165	$11,885,531	$11,752,223
MSRs, at fair value (E)	204,610	201,044	192,456	210,524	200,692
Percentage of MSRs to loans serviced for others (E / D)	1.68%	1.67%	1.60%	1.77%	1.71%
Servicing income	$10,586	$10,498	$10,286	$10,191	$11,034	$21,084	$23,086

Components of MSR:
MSR - changes in fair value model assumptions	$877	$7,595	$(19,634)	$4,723	$2,715	$8,472	$(4,238)
Changes in fair value of derivative contract held as an economic hedge, net	(772)	(2,577)	3,541	(2,481)	(726)	(3,349)	220
MSR valuation adjustment, net of changes in fair value of derivative contract held as an economic hedge	$105	$5,018	$(16,093)	$2,242	$1,989	$5,123	$(4,018)
MSR - current period capitalization	8,223	5,379	5,077	9,706	8,720	13,602	13,827
MSR - collection of expected cash flows - paydowns	(1,504)	(1,444)	(1,572)	(1,492)	(1,432)	(2,948)	(3,220)
MSR - collection of expected cash flows - payoffs and repurchases	(4,030)	(2,942)	(1,939)	(3,105)	(3,611)	(6,972)	(5,732)
MSR Activity	$2,794	$6,011	$(14,527)	$7,351	$5,666	$8,805	$857

Summary of Mortgage Banking Revenue:
Production revenue (1)	$14,990	$13,435	$6,798	$13,766	$11,846	$28,425	$20,467
Servicing income	10,586	10,498	10,286	10,191	11,034	21,084	23,086
MSR activity	2,794	6,011	(14,527)	7,351	5,666	8,805	857
Changes in fair value of early buy-out loans guaranteed by U.S. government agencies	642	(2,190)	4,856	(4,245)	1,508	(1,548)	3,806
Other revenue	112	(91)	20	332	(73)	21	29
Total mortgage banking revenue	$29,124	$27,663	$7,433	$27,395	$29,981	$56,787	$48,245

Changes in fair value on EBOs and loans held-for-investment	$604	$(439)	$1,556	$(338)	$(242)	$165	$303
(1)Production revenue represents revenue earned from the origination and subsequent sale of mortgages, including gains on loans sold and fees from originations, changes in other related financial instruments carried at fair value, processing and other related activities, and excludes servicing fees, changes in the fair value of servicing rights and changes to the mortgage recourse obligation and other non-production revenue.
(2)Certain volume adjusted for the estimated pull-through rate of the loan, which represents the Company’s best estimate of the likelihood that a committed loan will ultimately fund.

TABLE 17: NON-INTEREST EXPENSE

	Three Months Ended					Q2 2024 compared to Q1 2024		Q2 2024 compared to Q2 2023
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(Dollars in thousands)	2024	2024	2023	2023	2023	$ Change	% Change	$ Change	% Change
Salaries and employee benefits:
Salaries	$113,860	$112,172	$111,484	$111,303	$107,671	$1,688	2%	$6,189	6%
Commissions and incentive compensation	52,151	51,001	48,974	48,817	44,511	1,150	2	7,640	17
Benefits	32,530	32,000	33,513	32,218	32,741	530	2	(211)	(1)
Total salaries and employee benefits	198,541	195,173	193,971	192,338	184,923	3,368	2	13,618	7
Software and equipment	29,231	27,731	27,779	25,951	26,205	1,500	5	3,026	12
Operating lease equipment	10,834	10,683	10,694	12,020	9,816	151	1	1,018	10
Occupancy, net	19,585	19,086	18,102	21,304	19,176	499	3	409	2
Data processing	9,503	9,292	8,892	10,773	9,726	211	2	(223)	(2)
Advertising and marketing	17,436	13,040	17,166	18,169	17,794	4,396	34	(358)	(2)
Professional fees	9,967	9,553	8,768	8,887	8,940	414	4	1,027	11
Amortization of other acquisition-related intangible assets	1,122	1,158	1,356	1,408	1,499	(36)	(3)	(377)	(25)
FDIC insurance	10,429	9,381	9,303	9,748	9,008	1,048	11	1,421	16
FDIC insurance - special assessment	—	5,156	34,374	—	—	(5,156)	NM	—	NM
OREO expense, net	(259)	392	(1,559)	120	118	(651)	NM	(377)	NM
Other:
Lending expenses, net of deferred origination costs	5,335	5,078	5,330	4,777	7,890	257	5	(2,555)	(32)
Travel and entertainment	5,340	4,597	5,754	5,449	5,401	743	16	(61)	(1)
Miscellaneous	23,289	22,825	22,722	19,111	20,127	464	2	3,162	16
Total other	33,964	32,500	33,806	29,337	33,418	1,464	5	546	2
Total Non-Interest Expense	$340,353	$333,145	$362,652	$330,055	$320,623	$7,208	2%	$19,730	6%

	Six Months Ended
	Jun 30,	Jun 30,	$	%
(Dollars in thousands)	2024	2023	Change	Change
Salaries and employee benefits:
Salaries	$226,032	$216,025	$10,007	5%
Commissions and incentive compensation	103,152	84,310	18,842	22
Benefits	64,530	61,369	3,161	5
Total salaries and employee benefits	393,714	361,704	32,010	9
Software and equipment	56,962	50,902	6,060	12
Operating lease equipment	21,517	19,649	1,868	10
Occupancy, net	38,671	37,662	1,009	3
Data processing	18,795	19,135	(340)	(2)
Advertising and marketing	30,476	29,740	736	2
Professional fees	19,520	17,103	2,417	14
Amortization of other acquisition-related intangible assets	2,280	2,734	(454)	(17)
FDIC insurance	19,810	17,677	2,133	12
FDIC insurance - special assessment	5,156	—	5,156	NM
OREO expense, net	133	(89)	222	NM
Other:
Lending expenses, net of deferred origination costs	10,413	10,989	(576)	(5)
Travel and entertainment	9,937	9,991	(54)	(1)
Miscellaneous	46,114	42,595	3,519	8
Total other	66,464	63,575	2,889	5
Total Non-Interest Expense	$673,498	$619,792	$53,706	9%
NM - Not meaningful.

TABLE 18: SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES/RATIOS

The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), taxable-equivalent net interest margin (including its individual components), the taxable-equivalent efficiency ratio, tangible common equity ratio, tangible book value per common share, return on average tangible common equity, and pre-tax income, excluding provision for credit losses. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the Company’s interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.

Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis using tax rates effective as of the end of the period. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a fully taxable-equivalent basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity ratio and tangible book value per common share as useful measurements of the Company’s equity. The Company references the return on average tangible common equity as a measurement of profitability. Management considers pre-tax income, excluding provision for credit losses, as a useful measurement of the Company’s core net income.

	Three Months Ended					Six Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
(Dollars and shares in thousands)	2024	2024	2023	2023	2023	2024	2023
Reconciliation of Non-GAAP Net Interest Margin and Efficiency Ratio:
(A) Interest Income (GAAP)	$849,979	$805,513	$793,848	$762,400	$697,176	$1,655,492	$1,336,866
Taxable-equivalent adjustment:
- Loans	2,305	2,246	2,150	1,923	1,882	4,551	3,754
- Liquidity Management Assets	567	550	575	572	551	1,117	1,102
- Other Earning Assets	3	5	4	1	1	8	5
(B) Interest Income (non-GAAP)	$852,854	$808,314	$796,577	$764,896	$699,610	$1,661,168	$1,341,727
(C) Interest Expense (GAAP)	379,369	341,319	323,874	300,042	249,639	720,688	431,334
(D) Net Interest Income (GAAP) (A minus C)	$470,610	$464,194	$469,974	$462,358	$447,537	$934,804	$905,532
(E) Net Interest Income (non-GAAP) (B minus C)	$473,485	$466,995	$472,703	$464,854	$449,971	$940,480	$910,393
Net interest margin (GAAP)	3.50%	3.57%	3.62%	3.60%	3.64%	3.53%	3.72%
Net interest margin, fully taxable-equivalent (non-GAAP)	3.52	3.59	3.64	3.62	3.66	3.56	3.74
(F) Non-interest income	$121,147	$140,580	$100,829	$112,478	$113,030	$261,727	$220,799
(G) (Losses) gains on investment securities, net	(4,282)	1,326	2,484	(2,357)	0	(2,956)	1,398
(H) Non-interest expense	340,353	333,145	362,652	330,055	320,623	673,498	619,792
Efficiency ratio (H/(D+F-G))	57.10%	55.21%	63.81%	57.18%	57.20%	56.15%	55.10%
Efficiency ratio (non-GAAP) (H/(E+F-G))	56.83	54.95	63.51	56.94	56.95	55.88	54.86

	Three Months Ended					Six Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
(Dollars and shares in thousands)	2024	2024	2023	2023	2023	2024	2023
Reconciliation of Non-GAAP Tangible Common Equity Ratio:
Total shareholders’ equity (GAAP)	$5,536,628	$5,436,400	$5,399,526	$5,015,613	$5,041,912
Less: Non-convertible preferred stock (GAAP)	(412,500)	(412,500)	(412,500)	(412,500)	(412,500)
Less: Intangible assets (GAAP)	(676,562)	(677,911)	(679,561)	(680,353)	(682,327)
(I) Total tangible common shareholders’ equity (non-GAAP)	$4,447,566	$4,345,989	$4,307,465	$3,922,760	$3,947,085
(J) Total assets (GAAP)	$59,781,516	$57,576,933	$56,259,934	$55,555,246	$54,286,176
Less: Intangible assets (GAAP)	(676,562)	(677,911)	(679,561)	(680,353)	(682,327)
(K) Total tangible assets (non-GAAP)	$59,104,954	$56,899,022	$55,580,373	$54,874,893	$53,603,849
Common equity to assets ratio (GAAP) (L/J)	8.6%	8.7%	8.9%	8.3%	8.5%
Tangible common equity ratio (non-GAAP) (I/K)	7.5	7.6	7.7	7.1	7.4

Reconciliation of Non-GAAP Tangible Book Value per Common Share:
Total shareholders’ equity	$5,536,628	$5,436,400	$5,399,526	$5,015,613	$5,041,912
Less: Preferred stock	(412,500)	(412,500)	(412,500)	(412,500)	(412,500)
(L) Total common equity	$5,124,128	$5,023,900	$4,987,026	$4,603,113	$4,629,412
(M) Actual common shares outstanding	61,760	61,737	61,244	61,222	61,198
Book value per common share (L/M)	$82.97	$81.38	$81.43	$75.19	$75.65
Tangible book value per common share (non-GAAP) (I/M)	72.01	70.40	70.33	64.07	64.50

Reconciliation of Non-GAAP Return on Average Tangible Common Equity:
(N) Net income applicable to common shares	$145,397	$180,303	$116,489	$157,207	$147,759	$325,700	$320,966
Add: Intangible asset amortization	1,122	1,158	1,356	1,408	1,499	2,280	2,734
Less: Tax effect of intangible asset amortization	(311)	(291)	(343)	(380)	(402)	(602)	(722)
After-tax intangible asset amortization	$811	$867	$1,013	$1,028	$1,097	$1,678	$2,012
(O) Tangible net income applicable to common shares (non-GAAP)	$146,208	$181,170	$117,502	$158,235	$148,856	$327,378	$322,978
Total average shareholders’ equity	$5,450,173	$5,440,457	$5,066,196	$5,083,883	$5,044,718	$5,445,315	$4,970,407
Less: Average preferred stock	(412,500)	(412,500)	(412,500)	(412,500)	(412,500)	(412,500)	(412,500)
(P) Total average common shareholders’ equity	$5,037,673	$5,027,957	$4,653,696	$4,671,383	$4,632,218	$5,032,815	$4,557,907
Less: Average intangible assets	(677,207)	(678,731)	(679,812)	(681,520)	(682,561)	(677,969)	(678,924)
(Q) Total average tangible common shareholders’ equity (non-GAAP)	$4,360,466	$4,349,226	$3,973,884	$3,989,863	$3,949,657	$4,354,846	$3,878,983
Return on average common equity, annualized (N/P)	11.61%	14.42%	9.93%	13.35%	12.79%	13.01%	14.20%
Return on average tangible common equity, annualized (non-GAAP) (O/Q)	13.49	16.75	11.73	15.73	15.12	15.12	16.79

Reconciliation of Non-GAAP Pre-Tax, Pre-Provision Income:
Income before taxes	$211,343	$249,956	$165,243	$224,858	$211,430	$461,299	$454,980
Add: Provision for credit losses	40,061	21,673	42,908	19,923	28,514	61,734	51,559
Pre-tax income, excluding provision for credit losses (non-GAAP)	$251,404	$271,629	$208,151	$244,781	$239,944	$523,033	$506,539

WINTRUST SUBSIDIARIES AND LOCATIONS

Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, N.A., Hinsdale Bank & Trust Company, N.A., Wintrust Bank, N.A., in Chicago, Libertyville Bank & Trust Company, N.A., Barrington Bank & Trust Company, N.A., Crystal Lake Bank & Trust Company, N.A., Northbrook Bank & Trust Company, N.A., Schaumburg Bank & Trust Company, N.A., Village Bank & Trust, N.A., in Arlington Heights, Beverly Bank & Trust Company, N.A. in Chicago, Wheaton Bank & Trust Company, N.A., State Bank of The Lakes, N.A., in Antioch, Old Plank Trail Community Bank, N.A., in New Lenox, St. Charles Bank & Trust Company, N.A. and Town Bank, N.A., in Hartland, Wisconsin.

In addition to the locations noted above, the banks also operate facilities in Illinois in Addison, Algonquin, Aurora, Bloomingdale, Bolingbrook, Buffalo Grove, Burbank, Cary, Clarendon Hills, Countryside, Crete, Darien, Deerfield, Des Plaines, Downers Grove, Elgin, Elk Grove Village, Elmhurst, Evanston, Evergreen Park, Frankfort, Geneva, Glen Ellyn, Glencoe, Glenview, Grayslake, Gurnee, Hanover Park, Hawthorn Woods, Highland Park, Highwood, Hoffman Estates, Homer Glen, Itasca, Joliet, Lake Bluff, Lake Villa, Lansing, Lemont, Lindenhurst, Lombard, Lynwood, Markham, Maywood, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, Norridge, Northfield, Oak Lawn, Oak Park, Orland Park, Palatine, Park Ridge, Prospect Heights, Riverside, Rockford, Rolling Meadows, Round Lake Beach, Shorewood, Skokie, Spring Grove, Steger, Stone Park, Vernon Hills, Wauconda, Waukegan, Western Springs, Willowbrook, Wilmette, Winnetka and Wood Dale, and in Wisconsin in Burlington, Clinton, Delafield, Delavan, Elm Grove, Genoa City, Kenosha, Lake Geneva, Madison, Menomonee Falls, Milwaukee, Pewaukee, Racine, Wales, Walworth, Whitefish Bay and Wind Lake, and in Florida in Bonita Springs and Naples, and in Indiana in Crown Point and Dyer.

Additionally, the Company operates various non-bank business units:
•FIRST Insurance Funding and Wintrust Life Finance, each a division of Lake Forest Bank & Trust Company, N.A., serve commercial and life insurance loan customers, respectively, throughout the United States.
•First Insurance Funding of Canada serves commercial insurance loan customers throughout Canada.
•Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States.
•Wintrust Mortgage, a division of Barrington Bank & Trust Company, N.A., engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices.
•Wintrust Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest.
•Great Lakes Advisors LLC provides money management services and advisory services to individual accounts.
•The Chicago Trust Company, N.A., a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location.
•Wintrust Asset Finance offers direct leasing opportunities.
•CDEC provides Qualified Intermediary services (as defined by U.S. Treasury regulations) for taxpayers seeking to structure tax-deferred like-kind exchanges under Internal Revenue Code Section 1031.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, and which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2023 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, plans to form additional de novo banks or branch offices, and management’s long-term performance goals, as well as statements relating to the anticipated effects on the Company’s financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•economic conditions and events that affect the economy, housing prices, the job market and other factors that may adversely affect the Company’s liquidity and the performance of its loan portfolios, including an actual or threatened U.S. government debt default or rating downgrade, particularly in the markets in which it operates;
•negative effects suffered by us or our customers resulting from changes in U.S. trade policies;
•the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;
•estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;
•the financial success and economic viability of the borrowers of our commercial loans;
•commercial real estate market conditions in the Chicago metropolitan area and southern Wisconsin;
•the extent of commercial and consumer delinquencies and declines in real estate values, which may require further increases in the Company’s allowance for credit losses;
•inaccurate assumptions in our analytical and forecasting models used to manage our loan portfolio;
•changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;
•the interest rate environment, including a prolonged period of low interest rates or rising interest rates, either broadly or for some types of instruments, which may affect the Company’s net interest income and net interest margin, and which could materially adversely affect the Company’s profitability;
•competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services), which may result in loss of market share and reduced income from deposits, loans, advisory fees and income from other products;
•failure to identify and complete favorable acquisitions in the future or unexpected losses, difficulties or developments related to the Company’s recent or future acquisitions;
•unexpected difficulties and losses related to FDIC-assisted acquisitions;
•harm to the Company’s reputation;
•any negative perception of the Company’s financial strength;
•ability of the Company to raise additional capital on acceptable terms when needed;
•disruption in capital markets, which may lower fair values for the Company’s investment portfolio;
•ability of the Company to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations and to manage risks associated therewith;
•failure or breaches of our security systems or infrastructure, or those of third parties;
•security breaches, including denial of service attacks, hacking, social engineering attacks, malware intrusion and similar events or data corruption attempts and identity theft;
•adverse effects on our information technology systems, or those of third parties, resulting from failures, human error or cyberattacks (including ransomware);
•adverse effects of failures by our vendors to provide agreed upon services in the manner and at the cost agreed, particularly our information technology vendors;
•increased costs as a result of protecting our customers from the impact of stolen debit card information;
•accuracy and completeness of information the Company receives about customers and counterparties to make credit decisions;
•ability of the Company to attract and retain senior management experienced in the banking and financial services industries;
•environmental liability risk associated with lending activities;
•the impact of any claims or legal actions to which the Company is subject, including any effect on our reputation;
•losses incurred in connection with repurchases and indemnification payments related to mortgages and increases in reserves associated therewith;
•the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;
•the soundness of other financial institutions and the impact of recent failures of financial institutions, including broader financial institution liquidity risk and concerns;
•the expenses and delayed returns inherent in opening new branches and de novo banks;
•liabilities, potential customer loss or reputational harm related to closings of existing branches;
•examinations and challenges by tax authorities, and any unanticipated impact of the Tax Act;
•changes in accounting standards, rules and interpretations, and the impact on the Company’s financial statements;
•the ability of the Company to receive dividends from its subsidiaries;
•the impact of the Company’s transition from LIBOR to an alternative benchmark rate for current and future transactions;

•a decrease in the Company’s capital ratios, including as a result of declines in the value of its loan portfolios, or otherwise;
•legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies;
•changes in laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity;
•a lowering of our credit rating;
•changes in U.S. monetary policy and changes to the Federal Reserve’s balance sheet, including changes in response to persistent inflation or otherwise;
•regulatory restrictions upon our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business;
•increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the regulatory environment;
•the impact of heightened capital requirements;
•increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;
•delinquencies or fraud with respect to the Company’s premium finance business;
•credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;
•the Company’s ability to comply with covenants under its credit facility;
•fluctuations in the stock market, which may have an adverse impact on the Company’s wealth management business and brokerage operation;
•widespread outages of operational, communication, or other systems, whether internal or provided by third parties, natural or other disasters (including acts of terrorism, armed hostilities and pandemics), and the effects of climate change; and
•the severity, magnitude and duration of the COVID-19 pandemic, including the continued emergence of variant strains, and the direct and indirect impact of such pandemic, as well as responses to the pandemic by the government, businesses and consumers, on the economy, our financial results, operations and personnel, commercial activity and demand across our business and our customers’ businesses.

Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by the Company. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events after the date of the press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.

CONFERENCE CALL, WEBCAST AND REPLAY

The Company will hold a conference call on Thursday, July 18, 2024 at 10:00 a.m. (CDT) regarding second quarter and year-to-date 2024 earnings results. Individuals interested in participating in the call by addressing questions to management should register for the call to receive the dial-in numbers and unique PIN at the Conference Call Link included within the Company’s press release dated June 28, 2024 available at the Investor Relations, Investor News and Events, Press Releases link on its website at https://www.wintrust.com. A separate simultaneous audio-only webcast link is included within the press release referenced above. Registration for and a replay of the audio-only webcast with an accompanying slide presentation will be available at https://www.wintrust.com, Investor Relations, Investor News and Events, Presentations & Conference Calls. The text of the second quarter and year-to-date 2024 earnings press release will also be available on the home page of the Company’s website at https://www.wintrust.com and at the Investor Relations, Investor News and Events, Press Releases link on its website.